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                                                                    EXHIBIT 2(p)


                       CERTIFICATE OF INITIAL SHAREHOLDER


     J.F. Driscoll Investment Corp., a holder of shares of New Colony Investment Trust (the "Trust") in the amount of $100,000, does hereby confirm to the Trust its representations that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                        J.F. DRISCOLL INVESTMENT CORP.

                                        /s/ John Driscoll
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Dated:  October 17, 2002